UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 7, 2005

AFTERMARKET TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2005, the Compensation and Nominating Committee of the Board of Directors of Aftermarket Technology Corp. approved increases to the annual base salary of each of the following executive officers:

	Old Salary	New Salary
Todd R. Peters	$315,000	$324,500
William L. Conley, Jr.	$239,700	$252,000
Joseph Salamunovich	$226,700	$234,600
John M. Pinkerton	$205,000	$211,200
John J. Machota	$185,400	$191,900
Mary T. Ryan	$180,200	$186,500

These increases will take effect January 1, 2006.

The Committee also approved the 2006 incentive compensation program for our executive officers other than our CEO (Todd R. Peters, John J. Machota, John M. Pinkerton, Mary T. Ryan, Joseph Salamunovich, John R. Colarossi, William L. Conley, Jr. and Brett O. Dickson) and other key employees, which is administered under our 2004 Stock Incentive Plan. In the 2006 incentive compensation program, executive officers and key employees will receive a cash bonus if we achieve or exceed specified EPS and other financial targets for 2006, provided that the bonuses may be reduced by up to 20% at the discretion of the Committee if certain quality and service metrics are not achieved during the year. The bonus is stated as a percentage of base salary. For 2006, the base bonus percentage for each such executive officer remains the same as in 2005, except in the case of Mr. Peters, whose base bonus has been increased from 50% to 60% of base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFTERMARKET TECHNOLOGY CORP.

Date: December 12, 2005	By:	/s/ Joseph Salamunovich
Vice President